As filed with the Securities and Exchange Commission on March 21, 2025
Securities Act File
No. 333-278920

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
N-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Pre-Effective
Amendment
No.
Post-Effective Amendment No. 1

First Eagle Private Credit Fund
(Exact name of registrant as specified in its charter)

1345 Avenue of the Americas
New York,
NY
10105
(Address of Principal Executive Offices)
Registered Telephone Number, Including Area Code: (212)
698-3300
(Address and telephone number, including area code, of principal executive offices)
Sabrina Rusnak-Carlson
c/o First Eagle Alternative Credit, LLC
500 Boylston Street, Suite 1250
Boston, MA 02116
David P. O’Connor
c/o First Eagle Investment Management, LLC
1345 Avenue of the Americas
New York,
NY
10105
(Name and address of agent for service)

COPIES TO:
Christopher P. Healey, Esq.
Davis Polk & Wardwell LLP
1050 17th Street, NW, Washington, DC 20036

Approximate Date of Commencement of Proposed Public Offering
: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒
Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐
Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐
Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act.
If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐
This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☐
This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

☒
This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:
333-278920

Check each box that appropriately characterizes the Registrant:

☐	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☒	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”)).

☐
If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (No. 333-278920) of First Eagle Private Credit Fund (as amended, the “Registration Statement”) is filed pursuant to Rule 462(d) solely to add exhibits not previously filed with respect to such Registration Statement.

No new interests in the Registrant are being registered by this filing. The registration fee was paid in connection with Registrant’s previous filings.

PART C

Other Information

Item 25.	Financial Statements And Exhibits

(2) Exhibits

(a)(1)	Certificate of Trust (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, filed on April 3, 2023).

(a)(2)	Third Amended and Restated Declaration of Trust (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 11, 2025).

(b)	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on March 11, 2025).

(c)	Not applicable.

(d)	Form of Subscription Agreement (incorporated by reference to Appendix A to the Registrant’s Prospectus filed pursuant to Rule 424(b)(3) on March 11, 2025).

(e)	Amended and Restated Distribution Reinvestment Plan*

(f)	Not applicable.

(g)(1)	Amended and Restated Investment Advisory Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on March 11, 2025).

(g)(2)	Amended and Restated Subadvisory Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on March 11, 2025).

(h)(1)	Intermediary Manager Agreement between First Eagle Private Credit Fund and the Intermediary Manager (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K, filed on March 13, 2025).

(h)(2)	Form of Selected Intermediary Agreement (Included as Exhibit A to the Intermediary Manager Agreement).

(h)(3)	Distribution and Service Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K, filed on March 13, 2025).

(i)	Not applicable.

(j)	Custody Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10 Amendment No. 1, filed on May 31, 2023).

(k)(1)	Amended and Restated Administration Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on March 11, 2025).

(k)(2)	Transfer Agency Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10, filed on May 31, 2023).

(k)(3)	Multiple Class Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K, filed on March 13, 2025).
(k)(4)	Expense Support and Conditional Reimbursement Agreement (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K, filed on March 13, 2025).

(k)(5)	Fee Waiver Letter Delivered to First Eagle Private Credit Fund by First Eagle Investment Management, LLC and First Eagle Alternative Credit, LLC, dated as of December 17, 2024 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 17, 2024).

(l)	Opinion of Richards, Layton & Finger, P.A. (incorporated by reference to Exhibit (l) to the Registrant’s Registration Statement on Form N-2, filed on April 24, 2024).

(m)	Not applicable.

(n)(1)	Consent of Independent Registered Public Accounting Firm*

(n)(2)	Power of Attorney (incorporated by reference to Exhibit (n)(2) to the Registrant’s Registration Statement on Form N-2, filed on April 24, 2024).

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)(1)	The Company’s Code of Ethics (incorporated by reference to Exhibit 14.9 to the Registrant’s Registration Statement on Form 10, filed on April 3, 2023).

(r)(2)	The Adviser’s and Subadviser’s Code of Ethics (incorporated by reference to Exhibit 14.10 to the Registrant’s Registration Statement on Form 10, filed on May 31, 2023).

(s)	Filing Fee Exhibit (incorporated by reference to Exhibit (s) to the Registrant’s Registration Statement on Form N-2, filed on June 3, 2024).

101.INS	Inline XBRL Instance Document.*

101.SCH	Inline XBRL Taxonomy Extension Schema Document.*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.*

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of March, 2025.

First Eagle Private Credit Fund

By:	/s/ David O’Connor
Name:	David O’Connor
Title:	President, Chief Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of March, 2025.

By:	/s/ David O’Connor
Name:	David O’Connor
Title:	President, Chief Executive Officer and Trustee

By:	/s/ Jennifer M. Wilson*
Name:	Jennifer M. Wilson
Title:	Chief Financial Officer and Treasurer

By:	/s/ Nancy Hawthorne*
Name:	Nancy Hawthorne
Title:	Trustee

By:	/s/ Rajender Chandhok*
Name:	Rajender Chandhok
Title:	Trustee

By:	/s/ Patrick Coyne*
Name:	Patrick Coyne
Title:	Trustee

By:	/s/ Stuart George*
Name:	Stuart George
Title:	Trustee

By:	/s/ Laurence Smith*
Name:	Laurence Smith
Title:	Trustee

*By:	/s/ Sabrina Rusnak-Carlson
Sabrina Rusnak-Carlson
As Agent or Attorney-in-Fact

The original powers of attorney authorizing David O’Connor, Jennifer Wilson, Sabrina Rusnak-Carlson and Telmo Martins to execute the Registration Statement, and any amendments thereto, for the trustees and officers of the Registrant on whose behalf this Registration Statement is filed, have been executed and are incorporated by reference herein to Item 25, Exhibit (n)(2).